Exhibit 99.1

FOR RELEASE:   August 27, 2010
James G. Graham, President and Chief Executive Officer
(910) 641-0044

Waccamaw Bankshares Announces Completion of First Phase in Stock Offering

August 27, 2010

WHITEVILLE, N.C., August 27, 2010 -- Waccamaw Bankshares, Inc. (Nasdaq: WBNK), the bank holding company for Waccamaw Bank, announced today the completion of its rights offering of 1,915,041 shares of common stock at $1.25 per share.  A public offering which became effective on August 9th is now underway and is anticipated to close prior to September 30th.  If shares are sold in the public offering at a price below $1.25 per share, the rights offering participants will be issued additional shares such that their price per share is equalized.  In addition to increasing capital levels, Waccamaw will use the proceeds for general corporate purposes.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Waccamaw Bankshares, Inc. is the holding company for Waccamaw Bank, a North Carolina-chartered community bank. We are headquartered in Whiteville, North Carolina and conduct our business through seventeen full-service banking offices located in Whiteville, Tabor City, Chadbourn, Elizabethtown, Shallotte (2), Holden Beach, Southport(2), Sunset Beach, Oak Island, and Wilmington, North Carolina and Heath Springs, Conway (2), Socastee, and Little River, South Carolina. Our primary market area includes Columbus, Bladen, Brunswick and New Hanover Counties of North Carolina and Lancaster and Horry Counties of South Carolina. Waccamaw Bank began operations in Whiteville, North Carolina on September 2, 1997 and on June 30, 2001 became our wholly owned subsidiary upon completion of our reorganization into a bank holding company.  We conduct all of our business activities through our banking subsidiary, Waccamaw Bank. The bank's deposits are insured up to applicable limits by the FDIC. Our principal executive office is located at 110 North J.K. Powell Boulevard, Whiteville, North Carolina 28472 and our telephone number is (910) 641-0044. Our website is www.waccamawbank.com.

This press release contains forward-looking statements regarding future events. These statements are only predictions and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include risks of managing our growth, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to be materially different from those in the forward-looking statements is contained in the Company's filings with the Securities and Exchange Commission. Waccamaw Bankshares, Inc. undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

SOURCE Waccamaw Bankshares, Inc.